Exhibit 10.14.1

AMENDMENT 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (attached)

This Amendment 1 to the Executive Employment Agreement (“Amendment”) is made and entered into by Humacyte, Inc. (“Humacyte” or the “Company”) and Jeffrey Lawson, M.D. (hereinafter “Executive”) effective November 9, 2020.

WHEREAS, Executive has served as the Company’s President and Chief Executive Officer pursuant to an Executive Employment Agreement dated June 19, 2018 (“the Employment Agreement”); and,

WHEREAS, the Company and Executive wish to amend the Employment Agreement as stated in this Amendment 1.

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1. Employment Agreement Section 1, Nature of Employment and Duties, is deleted in its entirety and replaced with the following:

1. NATURE OF EMPLOYMENT AND DUTIES. Executive shall serve as Company’s Chief Surgical Officer and, as Vice-Chair to the Humacyte Board of Directors, effective on the date first written above (the “Effective Date”) and have such responsibilities and authority as the Company may lawfully assign from time to time. [Executive’s role as Vice Chair is subject to his election to the Board of Directors of the Company by the Company’s stockholders.] Additionally, Executive agrees to perform such other duties consistent with those of an executive at his level as the Company may lawfully direct from time to time. In his role as Chief Surgical Officer, Executive shall report to the Company’s Chief Executive Officer.

1.1 Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all lawful Company policies, procedures, practices and directions.

1.2 Executive shall devote all of his working time, reasonable best efforts, knowledge and experience to perform his duties and advance the Company’s interests. Except as provided in 1.3 below regarding InnAVasc Medical, Inc. (“InnAVasc”), during his employment, Executive shall not, directly or through others, engage in, assist or consult with any other business or business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Company; nor does it prohibit him from serving on advisory boards, so long as such service does not violate his obligations under the Non-Competition Agreement, as defined herein, or distract him from his duties under this Agreement. Notwithstanding the foregoing, Executive shall continue to be permitted to serve as the President-Elect, President and Past President of the Vascular Access Society of the Americas (“VASA”) and on the Executive Advisory Board of the NIH Department of Defense funded Traumatic Injury study (“TACTIC”). Further, Executive may, if he chooses to do so, take one (1) business day per month to conduct surgery at Duke University, and one (1) business day per month to provide related clinical services to patients, provided that: Executive conducts all such activities solely in his personal capacity and obtains customary malpractice and liability insurance for all such activities (it is understood that Humacyte will not be responsible for such activities or such insurance); and, such surgery or clinical services do not interfere or conflict with Executive’s duties to Humacyte. Such vacation days may be taken in addition to the vacation days to which Executive is entitled under Section 2.2 of the Agreement.

1.3 Humacyte understands that Executive holds shares in InnAVasc. Executive may continue to hold and vote those shares and may transfer them in whole or in part. He may also serve on the InnAVasc Board of Directors.

2. Employment Agreement Section 5, Non-Competition, is deleted in its entirety and replaced with the following:

5. NON-COMPETITION. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, including without limitation the amended terms in this Amendment 1, and as additional incentive for the Company to enter into this Amendment 1, Executive agrees to execute and to abide by the Proprietary Information, Inventions, and Non-Competition Agreement (the “Non-Competition Agreement”) attached to this Amendment 1 as Exhibit A.

3. Except as modified in this Amendment 1, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment 1 on the day and year first written above.

EXECUTIVE

Feb. 2, 2021	/s/ Jeffrey Lawson

HUMACYTE, INC.

/s/ Douglas Blankenship
	By:	Douglas Blankenship
	Title:	Chief Financial Officer